EXHIBIT 10.11


                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 24th day of March, 1997, by and between CP DISTRIBUTORS, INC., a Florida corporation (the "Purchaser"), and CARRIER CORPORATION, a Delaware corporation (the "Seller").

                                    RECITALS

         A. The Seller uses the Assets (as defined in SECTION 1.1) in the conduct of the businesses owned and operated by the Seller at the distribution facilities for residential and light commercial HVAC products located in (a) North Kansas City, Missouri, Springfield, Missouri, Wichita, Kansas and Lenexa, Kansas (the "Comfort Products Business") and (b) Omaha, Nebraska, Lincoln, Nebraska, Des Moines, Iowa and Sioux Falls, South Dakota (the "NAO Central Plains Business" and, together with the Comfort Products Business, the "Business").


         B. The Seller desires to transfer and deliver the Assets to the Purchaser, and the Purchaser desires to purchase, acquire and accept delivery of the Assets from the Seller and assume, satisfy and discharge certain liabilities of the Seller which are attributable to the Business, on the terms and subject to the conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the mutual benefits to be derived hereby and the representations, warranties, covenants and agreements herein contained, the Purchaser and the Seller hereby agree, intending to be legally bound, as follows:

II.

                               PURCHASE OF ASSETS

         A. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, the Seller agrees to transfer and deliver to the Purchaser, and the Purchaser agrees to purchase, acquire and accept delivery of the following assets used by the Seller in connection with the Business, but specifically excluding any of the Excluded Assets set forth in SECTION 1.2 hereof (the "Assets"):

                  1. Subject to the terms of the Real Property Leases and Equipment Leases (as defined herein), furniture, fixtures, equipment and other tangible personal property

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used by the Seller in the Business as set forth on the fixed asset list attached hereto as SCHEDULE 1.1(A), including, without limitation, leasehold improvements identified on the books and records of the Business;


                  2. Inventories of Carrier-branded, Bryant-branded, Payne-branded, and Totaline-branded ("Branded") and non-Branded equipment, components, parts and supplies used by the Seller in the Business which are on hand as of the Closing as set forth on SCHEDULE 1.1(B) attached hereto, excluding any equipment, components, parts and accessories which are sold in the ordinary course of business on or prior to the Closing;


                  3. Accounts and notes receivable of the Business as set forth on SCHEDULE 1.1(C) attached hereto, whether or not reflected on the financials of the Business, including, without limitation, freight claims and accounts payable by independent distributors (the "Receivables");

                  4. Prepaid expenses and assets of the Business as set forth on SCHEDULE 1.1(D) attached hereto, including, without limitation, prepaid rentals, taxes (excluding taxes based on or measured by net income) and deposits;

                  5. Subject to the consent of the lessor where required, leases of office, warehouse, or store premises currently occupied by Seller in connection with the Business as set forth on SCHEDULE 1.1(E) attached hereto (the "Real Property Leases");

                  6. Equipment leased by Seller for the Business as set forth on
SCHEDULE 1.1(F) attached hereto, with respect to which Purchaser shall, subject to the consent of the lessor where required, accept an assignment of such leases and assume Seller's obligations thereunder or enter into such other arrangements as will transfer the benefits and obligations related thereto to Purchaser (the "Equipment Leases");

                  7. Permits, licenses, approvals, customer contracts, supply contracts, and other contracts, bids, offers, quotes, purchase orders, commitments and arrangements to which Seller is a party or otherwise subject in connection with the Business as of the Closing Date (collectively, the "Contracts"), to the extent transferable and assignable, but excluding any agreements between Seller and operating units of Seller and its parent or agreements pertaining to employees of Seller and intercompany arrangements which shall terminate as of the Closing Date;

                  8. Subject to the provisions of SECTION 5.16 hereof, certain books, records, papers, files, customer lists, referral lists and advertising materials of the Seller relating to the Business and/or the Assets which is located on the premises of the Business;



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and

                  9. The petty cash held at locations of the Business as of the Closing Date.

         B. EXCLUDED ASSETS. Notwithstanding anything to the contrary in SECTION
1.1 hereof, it is specifically understood and agreed by the parties hereto that the Seller is not selling, and the Purchaser is not purchasing, the following assets used by the Seller in connection with the Business (the "Excluded Assets"):

                  1. All insurance policies of the Seller obtained or maintained by or on behalf of the Business and all rights thereunder and all rights or refunds or loss adjustment claims or credits as may exist under self-insurance programs maintained or established with respect to the Business;

                  2. All tax refunds, tax claims, rights to carrybacks or carryforwards, and claims for tax credits, deductions, or other tax benefits of Seller or its Affiliates (as defined in SECTION 8.3 hereof) in respect of the Business for all tax periods ending on or before the Closing Date;

                  3. All assets relating to or arising out of any employee benefit plans, including pension, savings or health plans maintained by Seller or its parent or for employees of the Business;

                  4. All rights to the patents, trademarks, tradenames, servicemarks and other intellectual property owned by Seller, including the trade names "Carrier", "Payne", "Bryant", and "Totaline", and the rights to use such names (alone or in conjunction with other words), and the logos, slogans or marks of Seller, except as otherwise specifically permitted by the Distributor Agreements;

                  5. All checks and drafts of Seller, all of Seller's records and files, banking records, tax returns, accounting records and such other similar books and records located at offices of Seller other than those of the Comfort Products Business or the NAO Central Plains Business (the "Corporate Files"), including, without limitation, such books and records as may relate to the Business to the extent the same are archived documents (not stored in actively maintained or accessed file systems), or documents which constitute compilations or consolidations of documents located at facilities of the Business or studies or analyses of the Business, its prospects or its personnel;


                  6. Except as set forth in SECTION 5.4 hereof, all computer hardware and software used in connection with ROADS system and all software licensed to Seller by



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

The Climatic Corporation;

                  7. All indemnity and contribution rights granted to or owed by third parties with respect to liabilities and obligations pertaining to the Business that do not constitute Assumed Liabilities (as defined herein) and any and all rights or assets arising from and directly related to the defense, release, compromise, discharge or satisfaction by Seller of such liabilities and obligations;

                  8. All cash and cash equivalents and deposit accounts of the Business other than petty cash;

                  9. Except as set forth in SECTION 5.17 hereof, all lease agreements pertaining to the vehicles heretofore used in connection with the Business and all rights to use such vehicles;

                  10. All receivables, notes or accounts which have been assigned, purchased or transferred to Carrier Distribution Credit Corporation ("CDCC") or for which CDCC has given value, and all chattel paper, notes, security agreements, financing agreements, guarantees and similar agreements pertaining thereto and rights arising therefrom and any rights or benefits related thereto, and all receivables due from CDCC at Closing as set forth on
SCHEDULE 1.2(J) attached hereto;

                  11. All intercompany arrangements, which shall terminate as of the Closing Date, all intercompany freight claims, the ROADS hardware and software, and intercompany receivables; and

                  12. All bank accounts utilized by Seller with respect to the Business.

         C. METHOD OF CONVEYANCE. The Assets shall be transferred to Purchaser at Closing pursuant to the following instruments of conveyance (collectively, the "Instruments of Conveyance"):

                  1. The sale, transfer, conveyance, assignment and delivery by the Seller of the Assets to the Purchaser hereunder shall be effected on the Closing Date by Seller's delivery of a bill of sale in the form attached hereto as EXHIBIT 1.3(A).

                  2. Each of the Real Property Leases shall be transferred to Purchaser pursuant to assignment and assumption agreements in the form attached hereto as EXHIBIT 1.3(B).

                  3. The Contracts and Equipment Leases (except for those for which



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Seller and Purchaser executed sublease agreements at Closing) shall be transferred to Purchaser pursuant to an assignment and assumption agreement in the form attached hereto as EXHIBIT 1.3(C).

         D.                LIMITATIONS ON TRANSFER.

                  1. Anything herein to the contrary notwithstanding, no contract, agreement, commitment or arrangement, lease, license or permit which would otherwise constitute one of the Contracts, the Equipment Leases, the Real Property Leases or the permits, shall be deemed transferred or assigned to Purchaser pursuant to this Agreement, if the attempted transfer or assignment of same to Purchaser without the consent or approval of another party or governmental entity would be ineffective or would constitute a breach thereof or a violation of any law or regulation or would, in any other way, have a Material Adverse Effect on the rights of Seller (or Purchaser as a transferee or assignee) thereunder (the "Unassigned Contracts"). If such consent or approval is not obtained, or if any attempted assignment would be ineffective or constitute such a breach or violation or so affect such rights, then Purchaser and Seller shall, with respect thereto, enter into any other reasonable arrangement, including a subcontracting, subleasing or agency arrangement, designed to provide Purchaser with the benefit of the Unassigned Contracts, transfer to Purchaser the performance obligations or full economic risk, expenses and costs associated therewith and indemnify Seller with respect thereto. In any event, Purchaser shall fully indemnify Seller with respect to all liabilities and obligations arising out of the Unassigned Contracts.

                  2. In making the conveyance of the Assets to Purchaser as contemplated by this Agreement, Seller is doing so on an "AS IS" and "WHERE IS" basis and except for the representations and warranties expressly made by Seller in this Agreement or in the agreements delivered by Seller in connection with the consummation of transactions contemplated hereby, SELLER IS NOT MAKING ANY REPRESENTATION, WARRANTY OR GUARANTEE WHATSOEVER, WHETHER EXPRESSED OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE DESIGN, CONDITION, CAPACITY, VALUE, UTILITY, PERFORMANCE, QUALITY, OR DOCUMENTATION OF ANY ASSETS OR THE BUSINESS, OR THE COLLECTIBILITY OF ANY ACCOUNTS, THE ENFORCEABILITY OF ANY LEASE OR CONTRACT, OR REGARDING THE VIABILITY OR CONTINUED SUCCESS OF THE BUSINESS, IN CONNECTION WITH THE SALE, ASSIGNMENT, LEASE, SUBLEASE, OR TRANSFER OF THE ASSETS OR THE BUSINESS, NOR IS SELLER MAKING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS. Nonetheless, the inventory sold herein shall be sold subject to the terms and conditions of the Distributor Agreements executed by the Purchaser in connection with this Agreement.

                  3. Purchaser has been given the opportunity to make an independent



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

examination of the Assets and is relying on said independent examination at its own risk. The parties have negotiated the Purchase Price extensively and in part may have used the available financial statements of the Business as the basis for some of the negotiations. However, notwithstanding the use of such financial statements, and such matters as the level of reserves as may have been established for obsolescence, bad debts or contingent liabilities of the Business, no representation with respect thereto is being made by Seller herein or in connection herewith, and other than the adjustments contemplated under
SECTION 2.3 hereof, no adjustments are to be made with respect to the Purchase Price for the Assets on or after the Closing as a result of what is or is not reflected therein.

         E. RECONVEYANCE. Purchaser shall reconvey to Seller any assets that are intended to be Excluded Assets but which are nonetheless conveyed to Purchaser at Closing as a result of inadvertence, oversight, operation of law or whatever cause. Such reconveyance shall be on a similar basis as the Seller's conveyance of the Assets to Purchaser.

         F. ASSUMED LIABILITIES. From and after the Closing Date, the Purchaser hereby agrees to assume, satisfy and discharge the following liabilities, duties, requirements, responsibilities and obligations of the Seller which are attributable to the Business, as and when the same shall become due (the "Assumed Liabilities"):

                  1. All trade payables arising out of or relating to the Business as set forth on SCHEDULE 1.6(A) attached hereto, whether or not reflected on the financials of the Business;

                  2. All liabilities arising out of or relating to the Real Property Leases;

                  3. All liabilities and obligations arising out of or relating to the Contracts, including Contracts which are not disclosed on SCHEDULE 3.8 attached hereto if Purchaser has assumed the benefit of or received value in connection with any such Contracts;

                  4. All liabilities and obligations arising out of the Equipment Leases and the permits;

                  5. All liabilities and obligations arising out of or relating to collection actions or efforts relating to the Receivables;

                  6. All liabilities or obligations to credit or make payment to customers of the Business with respect to sale, service, pricing, promotion or collection related matters or disputes;


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

                  7. All obligations and liabilities to pay commissions earned by employees of the Business on sales that are completed after the Closing Date (that is, payment is received after the Closing Date but an offer was made prior to the Closing Date);

                  8. The Business has had an arrangement with CDCC wherein the Business has undertaken certain obligations with respect to dealer inventories financed by CDCC. Purchaser hereby agrees, as of the Closing Date, to assume all obligations and duties of the Business with respect to inventories sold prior to Closing and with respect to CDCC floor plan arrangements in effect on the Closing Date. Purchaser will enter into a new agreement with CDCC with respect to post-Closing sales of goods. A list of dealers for which inventories have been financed by CDCC is set forth in SCHEDULE 1.6(H) hereto (the "CDCC Financed Dealer List");

                  9. All liabilities and obligations arising out of or relating to the Dealer Promotions established by the Business as set forth in SECTION 5.6 hereof;

                  10. All liabilities and obligations arising out of or relating to customer advances received by the Business and all liabilities and obligations of the Business to pay customer credits, including all those reflected on the financial statements of the Business as of the Closing Date;

                  11. All liabilities and obligations arising out of product warranty claims with respect to the Business or predecessors to the Business, whether made before, on or after the Closing Date, whether or not disclosed or reserved or reflected on the books and records or financial statements of the Business and whether based on expressed or implied warranty, including claims involving returns and allowances without regard to the date of shipment or sale of the product in question or whether the product was discontinued prior to the Closing Date;

                  12. All liabilities and obligations arising out of or relating to recourse agreements or obligations applicable to receivables or accounts or notes of the Business or receivables, accounts or notes assigned or transferred to CDCC;

                  13. All liabilities and obligations of the Business arising in the ordinary course and relating to the purchase and sale of products, whenever incurred or accrued, other than Seller's obligations owed to employees of the Business which accrued prior to the Closing Date and liabilities specifically allocated under this Agreement;

                  14. All liabilities and obligations of Seller accrued through the Closing Date for the payment to persons employed in the Business, for accrued vacation pay, accrued sick days or any other absences from work for which Seller would be obligated to pay an employee of the Business; provided, however, that Seller shall give Purchaser a credit



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

against the Purchase Price equal to the total amount of vacation days accrued by Employees of the Business during the first three (3) months of calendar year 1997 in the amount set forth on SCHEDULE 1.6(N) attached hereto; and

                  15. All liabilities and obligations arising out of or relating to the operation of the Business on or after the Closing Date, it being understood however that notwithstanding any of the assumptions made in this Section, Purchaser is not assuming liabilities arising out of the Excluded Assets.

         G. EXCLUDED LIABILITIES. Except for the Assumed Liabilities, the parties hereto acknowledge and agree that (a) the Purchaser shall not assume, satisfy, discharge or otherwise be responsible for any liability, obligation, debt or commitment of the Seller of any kind or nature whatsoever, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown or otherwise, including but not limited to any liabilities, obligations, debts or commitments of the Seller arising out of or incurred with respect to this Agreement and the transactions contemplated hereby (the "Excluded Liabilities") and (b) all of the Excluded Liabilities shall remain the sole, exclusive and absolute responsibility of the Seller.

III.

                                 PURCHASE PRICE

         A. PURCHASE PRICE. In reliance on the representations, warranties, agreements and covenants of the Seller made herein, and as full consideration for the Assets to be sold, transferred, conveyed or delivered by the Seller to the Purchaser pursuant to this Agreement, the Purchaser agrees to pay to the Seller an aggregate purchase price equal to the sum of the following (the "Purchase Price"):

                  1. the book value of the Assets, less (i) reserves for obsolete and damaged inventories, doubtful accounts and depreciation, and (ii) the book value of all Assumed Liabilities as reflected on the financial statements of the Business (such difference being hereinafter referred to as the "Net Asset Value"); plus

                  2. the product obtained by multiplying the Net Asset Value times thirty percent (30%) (the "Goodwill Value").

         B.                PAYMENT OF PURCHASE PRICE.

                  1. At Closing, the Seller shall deliver to the Purchaser an itemization of the Purchase Price in the form attached hereto as SCHEDULE 2.2, calculated in the



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

manner set forth in SECTION 2.1 hereof.

                  2. At the Closing, the Purchaser shall deliver the Purchase Price to the Seller, in immediately available funds by wire transfer to Chase Manhattan Bank, N.A., New York, New York ABA #021000021 for the "Account of Carrier Corporation NAO account #XXXXXX," or to such other account as Seller may specify in writing at least two (2) Business Days (as defined in SECTION 8.3 hereof) prior to the Closing.

         C. PURCHASE PRICE ADJUSTMENT.

                  1. Within forty-five (45) Business Days following the Closing Date, Arthur Andersen, LLP (the "Auditor") shall have conducted, in accordance with GAAP (as defined in SECTION 8.3 hereof) and Generally Accepted Auditing Standards, an audit of the Purchase Price for the limited purpose of confirming
(i) that the reserves for obsolete and damaged inventories, doubtful accounts and depreciation are, in the aggregate, adequate, and (ii) that the accounts for the Assets and Assumed Liabilities are presented fairly in all material respects. To the extent the audit reveals that the reserves, in the aggregate, are inadequate or over-reserved or that the Assets and Assumed Liabilities are materially misstated, the Auditor shall deliver to the Purchaser and Seller a report detailing the discrepancies and the corresponding adjustment to the Purchase Price (whether upward or downward), together with supporting documentation (the "Auditor's Report").

                  2. If either the Purchaser or the Seller disagrees with any adjustment to the Purchase Price set forth in the Auditor's Report, the Purchaser or the Seller, as the case may be, may within twenty (20) Business Days after receipt thereof deliver a written notice to the other disagreeing with such adjustment. Any such notice of disagreement shall specify in reasonable detail those items or amounts comprising the adjustment to the Purchase Price as to which such party disagrees and the basis of such disagreement. If no such notice of disagreement is timely delivered, the adjustment to the Purchase Price as set forth in the Auditor's Report shall be final and binding on the parties hereto.

                  3. If a notice of disagreement shall be timely delivered pursuant to SECTION 2.3(B) hereof, the parties shall, during the ten (10) Business Days following such delivery, use their reasonable best efforts to reach agreement on the disputed items. If such an agreement is reached, the Purchase Price as so agreed shall be final and binding on the parties hereto. If the parties are unable to reach such agreement, a Big Six accounting firm, not then performing services for the Seller or the Purchaser and which has not done so for the past three (3) years, to which the parties mutually agree (the "Accounting Referee") shall be retained to promptly review the Auditor's Report and the disputed items or amounts. The Accounting Referee shall deliver to the Seller and the Purchaser, as promptly as practicable, a report setting forth the adjustments, if any, to the Purchase Price and the calculations supporting such adjustments. The report of the Accounting Referee shall be final and binding


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upon the parties hereto and the Purchase Price, as determined by the Accounting
Referee, shall be final and binding on the parties hereto. The cost of the Accounting Referee's review and report shall be borne equally by the Purchaser and the Seller.

                  4. If the adjusted Purchase Price, as determined by the Accounting Referee or as agreed upon by the parties (as the case may be), exceeds the Purchase Price, then the Purchaser shall pay the amount of such excess to the Seller, as an adjustment to the Purchase Price, in the manner and with interest as provided in this SECTION 2.3(D). If the Purchase Price exceeds the adjusted Purchase Price, as determined by the Accounting Referee or as agreed upon the parties (as the case may be), then the Seller shall pay the amount of such excess to the Purchaser, as an adjustment to the Purchase Price, in the manner and with interest as provided in this SECTION 2.3(D). Any payments pursuant to this SECTION 2.3(D) shall be made by wire transfer (to an account at a United States bank designated in writing by the Purchaser or to an account at a United States Bank designated in writing by the Seller, as the case may be) of immediately available funds on the second Business Day following the date on which the adjusted Purchase Price is finally determined (either by the Accounting Referee or as agreed upon by the parties, as the case may be) or on the twentieth (20th) Business Day after the receipt of the Auditor's Report, in the event that neither the Purchaser nor the Seller disagrees with the adjustments to the Purchase Price as set forth therein. The amount of any such payment shall bear interest for the period from and including the Closing Date to but excluding the payment date at the rate of six percent (6%), calculated on the basis of a 365 day year and the actual number of days for which the payment is due.

         D. PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder. The allocation of the Purchase Price shall be agreed upon by the Seller and the Purchaser within thirty (30) days after the resolution of any adjustments to the Purchase Price as set forth in SECTION 2.3 hereof; provided, however, that the Purchaser and Seller shall make a good faith estimate of the Purchase Price allocation at Closing on Form 8594. The Seller and the Purchaser agree to file timely all returns required under Code Section 1060 and the regulations promulgated thereunder based on the allocations agreed to by the parties and further agree that they will not take any position inconsistent therewith on any Tax Return (as defined in SECTION 3.9), report or other document of any kind or in the course of any audit, examination or other proceeding by any federal, state, local or other taxing authority (or other governmental authority), court or tribunal.

         E. PRORATIONS AND ADJUSTMENTS. The operation of the Business and all income and expenses attributable thereto through the Closing shall be for the account of the Seller and thereafter shall be for the account of the Purchaser. Expenses such as power and utility charges, property assessments, rents, license fees, dues, subscriptions and other charges, real property taxes, ad valorem or personal property taxes and all other items of



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income and expense (unless specifically provided otherwise in this Agreement)
relating to the Business shall be prorated between the Seller and the Purchaser as of the Closing Date. All prorations shall be made and the Purchase Price shall be adjusted insofar as feasible on the Closing Date. In the event that the Purchaser or the Seller shall receive invoices or bills after the Closing Date for expenses incurred prior to the Closing Date that were not prorated in accordance with this SECTION 2.5, then the Purchaser or the Seller, as the case may be, shall promptly notify the other party as to the amount of the expense subject to proration and the responsible party shall pay its portion of such expense without interest (or, in the event such expense has been paid on behalf of the responsible party, reimburse the other party for its portion of such expense without interest). All prorations shall be resolved by the parties within thirty (30) days after the resolution of any adjustments to the Purchase Price as set forth in SECTION 2.3 hereof.

IV.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby makes the following representations and warranties to the Purchaser:

         A. CORPORATE ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to (a) carry on and operate the Business as it is now being conducted and (b) own and lease the Assets. With respect to the operation of the Business, Seller is duly qualified or licensed to do business, in good standing, in the jurisdictions set forth on SCHEDULE 3.1 attached hereto.

         B. AUTHORIZATION, ETC. The Seller has corporate power and authority to enter into this Agreement and the agreements and documents contemplated hereby and perform its obligations hereunder and thereunder. All corporate and other actions required to be taken by Seller to authorize it to execute and deliver this Agreement and to carry out the transactions contemplated hereby have been duly and properly taken. Upon execution and delivery of this Agreement, and all other agreements contemplated hereby, by the parties hereto and thereto, this Agreement and all other agreements contemplated hereby shall constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors, and subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

         C. NO VIOLATION. The execution, delivery and performance by the Seller of



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

this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller, do not and will not violate, conflict with or result in a breach of the terms, conditions or provisions of (i) the articles of incorporation or bylaws of the Seller, or (iii) any material Regulation or Order (as such terms are defined in SECTION 8.3 hereof) applicable to the Business.

         D. HART-SCOTT-RODINO FILING. Seller has filed the Notification and Report Forms and related material that it is required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act (as defined in SECTION 8.3 hereof) in connection with the transaction contemplated hereby. In connection therewith, Seller shall make such further filings or information submissions pursuant thereto that may be necessary, proper or advisable.

         E. FINANCIAL INFORMATION. To the knowledge of Seller, SCHEDULE 3.5 attached hereto sets forth, in all material respects, (i) the gross margin of the Business, and (ii) the sales of the Business for the years ended December 31, 1996, December 31, 1995, and December 31, 1994.

         F. ACCOUNTS RECEIVABLE. To the knowledge of Seller, the accounts receivable reflected in the unaudited financial statements of the Business arise out of bona fide sales and deliveries of goods or the performance of services by the Business.

         G. EMPLOYEES. SCHEDULE 3.7 attached hereto sets forth a list of the Seller's employees who perform services for, or on behalf of, the Business (the "Employees") and the job title, service dates and current rate of compensation of each such Employee. The Seller is not a party to any collective bargaining agreement or other labor agreement relating to the Business or employees of the Business.

         H. CONTRACTS. A list of certain written Contracts to which Seller is subject in connection with the Business is set forth on SCHEDULE 3.8 attached hereto, copies of which have been provided to the Purchaser.

         I. TITLE AND RELATED MATTERS. The Seller has good and marketable title to the Assets (including, without limitation, the inventory), free and clear of Liens (as defined in SECTION 8.3 hereof), except for (i) Liens reflected in the financial statements of the Business or the notes thereto, (ii) statutory Liens for current taxes and assessments not yet due and payable, (iii) minor defects or encumbrances which do not materially impair use or value, and (iv) matters and assets set forth on SCHEDULE 3.9 attached hereto. Subject to the Real Property Leases, Equipment Leases, and permits, at the Closing Purchaser will acquire good and valid title to the Assets (other than inventories sold or disposed of in the ordinary course of business) free and clear of any Liens except for the Liens to which the Assets are currently subject as set forth above.

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

         J. LITIGATION. Except as disclosed on SCHEDULE 3.10 attached hereto, there is no Claim (as defined in SECTION 8.3 hereof) pending against the Business which, if adversely determined, would adversely affect the Business or the Assets, nor is there any Order outstanding against the Business having a Material Adverse Effect on the Business or the Assets.

         K. TAX MATTERS.

                  1. With respect to the Business, the Seller has filed or caused to be filed on a timely basis with the appropriate Authorities, federal, state, local and other returns and reports in respect of Taxes (as defined below) that are required to be filed on or before the Closing Date (the "Tax Returns").

                  2. With respect to the Business, the Seller (i) has paid or caused to be paid on a timely basis Taxes, assessments, fees and other governmental charges required to be paid as of the Closing Date as shown on the Tax Returns, (ii) has reserved on its books of account and/or financial statements an amount sufficient to satisfy Taxes accrued, but not paid, as of the Closing Date and (iii) shall timely pay, after the Closing Date, Taxes, assessments, fees and other governmental charges accrued, but unpaid, as of the Closing Date.

                  3. There are no liens, claims or other encumbrances upon the Assets for any Taxes due under any Tax Return or for any Taxes due that are not shown on any Tax Return.

                  4. For purposes of this Agreement, the term "Taxes" shall be understood and interpreted to include any tax or similar governmental charge, impost or levy (including, without limitation, income taxes, franchises taxes, transfer taxes or fees, gross receipts taxes, value added taxes, employment taxes, excise taxes, import taxes, ad valorem taxes, real and personal property taxes, intangibles taxes, stamp taxes, withholding taxes, payroll taxes, minimum taxes, sales and use taxes and windfall profits taxes), together with any related penalties, fines, additions to tax and/or interest imposed by any Authority (as defined in SECTION 8.3 hereof).

         L. COMPLIANCE WITH LAW AND APPLICABLE GOVERNMENT REGULATIONS. Seller has not received written notification of any failure to comply with any Regulations applicable to the Business which would have a Material Adverse Effect on the Business or the Assets as of the Closing Date that have not been or will not be remedied and resolved by Seller or the Business prior to the Closing Date if practicable. Seller has not received any written notice regarding any violations of any Regulations or Orders relating to the Business or the operation thereof enforced by any Authority claiming jurisdiction over the Business, which violations would have a Material Adverse Effect on the Business or the Assets as of the Closing Date.

         M. BROKERAGE. The Seller has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from the Seller or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         N. CLAIMS. To the best of Seller's knowledge and recognizing that all employees of the Business with particular knowledge of a Claim may have become or will become employees of Purchaser, SCHEDULE 3.14 attached hereto sets forth Claims seeking damages in excess of $50,000, other than collection claims and service and concession claims arising in the ordinary course of business, related to the Business of which Seller has received written notice.

         O. DISCLAIMER. Seller's representations and warranties are subject to and qualified by any relevant fact or facts disclosed in the Agreement, and the schedules thereto, or any other document prepared by Seller and delivered to Purchaser at Closing or pursuant to this Agreement. Disclosures made in the schedules to this Agreement, or in such other documents, shall be deemed to be disclosures made by Seller for all purposes with respect to this Agreement. The inclusion by Seller in any particular schedule of items that may not be needed or required to be given so as to make a representation or warranty true, correct or not misleading shall not be construed as an indication that all items of similar scope and degree are required or have been included in every other schedule and shall be deemed to be included for the sole purpose of providing additional information to the Purchaser. Purchaser acknowledges and agrees that a representation or warranty made by the Seller will be deemed to have been breached only if the principals of Purchaser had actual or constructive knowledge of facts that rendered the representation untrue, and to the extent Purchaser has actual or constructive knowledge of a fact or facts that should be disclosed by Seller so as to make a representation or warranty true and correct and not misleading, Seller shall not be deemed to be in breach of such representation or warranty by reason of its failure to disclose such facts, and further, to the extent representations are made to Seller's knowledge, such knowledge will be deemed to mean the knowledge of the officers of Seller and its Employees whose names are set forth on SCHEDULE 3.15 attached hereto.

V.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby makes the following representations and warranties to the Seller:

         A. CORPORATE ORGANIZATION, ETC. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business, in good standing, in the jurisdictions set forth on SCHEDULE 4.1 attached hereto.

         B. AUTHORIZATION, ETC. The Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Purchaser has duly authorized the execution, delivery and performance of this Agreement, and the other agreements and transactions contemplated hereby, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. Upon execution and delivery of this Agreement and all other agreements contemplated hereby by the parties hereto and thereto, this Agreement, and all other agreements contemplated hereby, shall constitute the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms.

         C. NO VIOLATION. The execution, delivery and performance by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not violate, conflict with or result in a breach of the terms, conditions or provisions of (i) the articles of incorporation, bylaws or any other organizational document of the Purchaser, or
(iii) any material Regulation or Order applicable to Purchaser.

         D. FURTHER ASSURANCES. Purchaser does not know of any fact or condition which would render Seller's representations and warranties made under this Agreement untrue, incorrect or misleading.

         E. HART-SCOTT-RODINO FILING. Purchaser has filed the Notification and Report Forms and related material that it is required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act in connection with the transaction contemplated hereby. In connection therewith, Purchaser shall use its best efforts to obtain an early termination of the applicable waiting period and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable.

         F. NO ACTIVITY. Except for activities in connection with its formation and arrangements with its lenders necessary to acquire the Assets at Closing, Purchaser has transacted no business and entered into no agreements relative to the Business.

         G. FINANCING. Purchaser has cash on hand, or has received written commitments from lenders, sufficient to enable Purchaser to acquire the Assets at Closing and any such loan commitments remain in effect. Based upon reasonable judgment and study,

Purchaser has determined that Purchaser is solvent and will have adequate capital to sustain the operations of the Business and retire Purchaser's anticipated obligations as they come due during the reasonably foreseeable period after the Closing Date.

         H. TAX AND OTHER MATTERS. Purchaser has independently investigated the tax effect of this transaction, as well as the legal ramifications of same, has consulted with and has relied only upon its own expert advisers, accountants, and attorneys, and Seller has made no representations regarding taxes or other matters to induce Purchaser to enter into this transaction.

VI.

                            COVENANTS AND AGREEMENTS

         The Purchaser and the Seller covenant and agree as follows:

         A. FURTHER ASSURANCES. If at any time after the Closing Date the Purchaser or Seller shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable, advisable or proper to effectuate the transactions contemplated by this Agreement, the Purchaser or Seller, as appropriate, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to carry out and fulfill the purpose and intent of this Agreement and the other agreements contemplated hereby.

         B. NON-COMPETITION AND TRANSFER RESTRICTION. At the Closing, the Seller and Purchaser shall enter into a Non-Competition and Transfer Restriction Agreement, in a form acceptable to Purchaser and Seller, which shall prohibit the distribution of competing products by Purchaser and its Affiliates in the territory serviced by the Business and shall impose restrictions on the sale, transfer, disposition or closure of the Business by Purchaser following the Closing Date. Purchaser acknowledges and agrees that the Non-Competition and Transfer Restriction Agreement is essential and material to Seller entering into this Agreement and the Distributor Agreements with Purchaser, and Seller will not enter into this Agreement and the Distributor Agreements without the Non-Competition and Transfer Restriction Agreement.


         C. EMPLOYEES.

                  1. The Purchaser hereby agrees that the Employees listed on
SCHEDULE 3.7 attached hereto, will remain employees of the Business and that Purchaser shall offer employment to such Employees immediately following the Closing Date at the salary levels (or higher) and subject to comparable employee benefits and rights under existing employment agreements or arrangements in effect with Seller immediately prior to the Closing Date, as set forth on SCHEDULE 3.7 attached hereto. Employees shall be fully vested in Purchaser's health insurance plan on the effective date of hire, with no exclusions for pre-existing conditions. Purchaser shall not terminate the Employees for a period of one hundred eighty
(180) days following the Closing Date, except for just and sufficient cause, or, in the event Purchaser shall terminate any Employee without cause during such 180 day period, Purchaser shall pay such Employee in accordance with the severance policies of Seller as set forth on SCHEDULE 5.3 attached hereto.

                  2. After the Closing Date, the Purchaser will give to each Employee the same service credit with the Purchaser as each such Employee previously earned up to the Closing Date for purposes of determining the Employee's eligibility to participate in, vesting under, benefit accrual under, eligibility for early distribution of benefits from and eligibility for early retirement or any other subsidized benefit provided for in any employee benefit plan, practice or policy established, maintained or contributed to by the Purchaser in which such Employee is eligible to participate; PROVIDED that the Purchaser is permitted to do so under applicable Regulations without any liability to the Purchaser.

                  3. The Purchaser shall allow Employees to take, during the one
(1) year period after the Closing, all vacation days earned by the Employees and accrued by the Seller, but unused by the Employees prior to the Closing.

                  4. The Purchaser and the Seller agree that, subject to the indemnification obligations of Purchaser pursuant to SECTION 7.3 hereof, the Purchaser shall have responsibility for (i) workers' compensation Claims occurring on or after the Closing Date and (ii) all other liabilities and obligations pertaining to the Employees and employment related matters occurring on or after the Closing Date. All liabilities pertaining to the Employees and employment related matters occurring prior to the Closing Date shall be the sole responsibility of the Seller, except to the extent to which Seller is entitled to seek indemnification from Purchaser hereunder.

         D. COMPUTER ASSISTANCE. From and after the Closing Date until December 31, 1997, Seller shall, upon written request of Purchaser, allow Purchaser to continue to utilize the ROADS computer system hardware and software for the period and on the terms set forth in EXHIBIT 5.4 hereto (the "ROADS Agreement") but Seller shall have no liability for services provided under the ROADS Agreement. With respect to software used for the accounts payable, this software is owned by The Climatic Corporation, and Purchaser should seek a license directly from The Climatic Corporation if it desires to continue using such software. Nothing contained in this Agreement shall constitute a license of or authorization to use such software.

         E. DISTRIBUTOR AGREEMENTS.

                  1. At the Closing, the Seller will enter into two distributor agreements, in the form provided by Seller (the "Distributor Agreements"), for Carrier, Payne and Bryant products: (a) one for the Comfort Products Business (Carrier and Payne brand products) and (b) one for NAO Central Plains Business (Carrier, Payne and Bryant brand products). The Distributor Agreements will have a term of two years, be non-exclusive, and grant to the Purchaser the right to distribute the relevant residential and light commercial products in the trade areas specified therein.

                  2. From and after the Closing, the Purchaser shall conduct the distribution operations of the Business and its relationship with various operating entities of Seller in accordance with the Distributor Agreements and the policies and procedures related thereto and the Marketing Plan attached to such Distributor Agreements. All other agreements, arrangements or commitments between or among the Business and Seller or its parent or one or more Affiliates of Seller or its parent, United Technologies Corporation ("UTC"), shall terminate as of Closing, except as expressly provided in this Agreement.

         F. DEALER PROMOTIONS. From and after the Closing Date:

                  1. Purchaser shall be responsible for all obligations, whenever incurred, for which the Business was not invoiced prior to the Closing Date, in connection with Dealer Incentive Programs for dealers served by the Business.

                  2. Purchaser shall be responsible for all distributor obligations of the Business under consumer rebate programs and extended warranty programs with respect to any equipment installed by dealers regardless of installation date, and any other similar program pending as of the Closing Date.

                  3. Purchaser shall be responsible for the distributor portion of all Advertising Program obligations whenever incurred with respect to the Business.

                  4. It is understood and agreed that although there is no retention by Seller of any responsibility as described in subsections (a) through (c) above, Purchaser shall carry out administrative functions with respect to such programs, at least through the end of the applicable program year, on a basis consistent with the past practice of the Business, accept the burdens and benefits of the programs, and fulfill the Business' obligations to its customers and to end-users as contemplated by the programs.

                  5. It is further understood and agreed that Purchaser's agreement to perform and discharge all of the Assumed Liabilities above shall continue in full force and effect in the event that Purchaser shall cease to be a distributor of Carrier, Payne and/or Bryant Branded products for any reason whatsoever.

         G.                ADVERTISING.

                  1. Seller agrees to assign all of its rights to its current telephone numbers and yellow page and other advertising with respect to the Business to Purchaser, and Purchaser agrees to assume and pay any and all charges with respect thereto not paid by the Business prior to the Closing Date, except that the actual charges for telephone calls and monthly service shall be pro-rated in accordance with SECTION 2.5 hereof.

                  2. To the extent permitted by the telephone company and subject to whatever conditions the telephone company may impose, Seller will cooperate with Purchaser in signing such documents as Purchaser may reasonably request in order to obtain for Purchaser the right to use the telephone numbers currently assigned to the Business by the telephone company.

         H. PRICING, SPECIAL QUOTES AND CLAIMS.

                  1. With respect to all pricing programs in effect for the Business as of the Closing Date, Seller shall continue to honor such programs subsequent to the Closing in accordance with their respective terms and conditions until the respective expiration dates of such programs, except with respect to programs specifically modified by this Agreement.

                  2. Any special quotes or job quotes extended to the Business with respect to Branded equipment scheduled to be delivered on or after the Closing Date will be honored as Purchaser pricing claims within the limits of the respective quotes and subject to Seller's normal terms with respect to the filing of pricing claims.

         I. FLOOR PLAN INVENTORY. Purchaser shall enter into at Closing the standard Distributor Floor Plan Agreement with CDCC with respect to additions to dealer inventories financed by CDCC subsequent to the Closing Date. Purchaser shall assume responsibility to CDCC for all dealer inventories financed by CDCC with respect to the Business and for dealerships serviced by the Business, including all guarantees and obligations of the Business which have been instituted pursuant to arrangements with CDCC, the payment of accrued interest to CDCC on floor planned equipment, and the repurchase of any repossessed equipment floor planned by dealers. Purchaser shall assume all the duties and obligations of the Business, if any, with relation to CDCC floor plan arrangements in effect on the Closing Date.

         J. NAME CHANGE. As soon as possible but no later than six (6) months after the Closing Date, Purchaser shall identify itself as the owner of the Business and all properties related thereto and shall place its name in a prominent position viewable by the public on all of the leased or subleased property, all business records and other sales or advertising relating material (including materials used for the packaging of any product) received by Purchaser hereunder. Purchaser shall use its best efforts promptly to cause the appropriate telephone companies to change the listing of all telephone numbers used by the Business to Purchaser's name.

         K. PERMITS. Purchaser shall, as soon as possible after the Closing Date, obtain in its own name all permits, licenses and approvals necessary to operate the Business and will immediately identify itself on all waste disposal bills of lading and certificates as owners of the Business.

         L. FORWARDING OF PAYMENTS. From and after the Closing Date:

                  1. Any payment of monies to which Seller is entitled but which is made instead to Purchaser for whatever reason shall be promptly and in good faith forwarded to Seller by Purchaser in the manner directed by Seller.

                  2. Any payment of monies to which Purchaser is entitled but which is made instead to Seller for whatever reason shall be promptly and in good faith forwarded to Purchaser by Seller in the manner directed by Purchaser.

         M. TERMINATION OF INTERCOMPANY ARRANGEMENTS. Prior to the date hereof, the Business has benefitted from a number of arrangements with Seller or its parent, UTC, and their respective Affiliates, including the use of Seller's cash management system, coverage under insurance policies obtained by Seller or self-insurance programs established by Seller, the use of certain financial and accounting services provided by Seller and certain credit and guaranty facilities and the like and the financial support provided to customers of the Business by Seller. Except as otherwise specifically provided for in this Agreement as between Purchaser and Seller or its Affiliates, all such intercompany arrangements shall terminate effective upon the Closing Date.

         N. GUARANTY. At the Closing, Purchaser's parent company, Watsco, Inc., shall execute and deliver to Seller a Guaranty, in a form acceptable to Seller, pursuant to which Watsco, Inc. shall irrevocably and unconditionally guarantee to Seller the full and faithful performance by Purchaser or its Affiliates of any and all liabilities, duties and obligations of Purchaser and its Affiliates set forth in or contemplated by this Agreement.

         O. PUBLIC ANNOUNCEMENTS. Neither the Seller nor the Purchaser, nor any representative or shareholder of either of them, shall disclose any of the terms of this

Agreement or the transaction contemplated hereby to any third party without the prior written consent of the Purchaser and Seller, unless such disclosure is required by applicable law; provided, however, that any information that has been disclosed to any third party in accordance with this Section shall no longer be deemed confidential and shall not be subject to further restrictions on disclosure.

         P. ACCESS AGREEMENT. For a period of ten (10) years following the Closing Date, Purchaser and Seller shall each provide the other with access to the books, records, papers, files and other documents relating to the Business transferred to Seller pursuant to this Agreement (the "Documents"). The party desiring such access to Documents in possession of the other party shall provide the other party with reasonable notice of its need for access to the Documents, and the parties shall cooperate with respect to the review and copying of the Documents so as to cause minimal disruption of such other party's ongoing business operations. In the event that the Purchaser does not desire to maintain such Documents on the premises of the Business or at another location in which Seller may obtain access to the Documents, Purchaser shall package the Documents (or true and complete copies thereof) in a form reasonably requested by Seller and send the Documents to Seller for storage at Seller's facilities.

         Q. LEASED VEHICLES. Purchaser may, subject to the lease agreements and consent of the lessor where required, purchase the leased vehicles used by Seller in connection with the Business by paying in full at Closing, or as soon thereafter as practicable, the amount necessary to purchase the vehicles from the lessor, including any tax, title, license and other fees imposed in connection with the sale of such vehicles. To the extent the purchase of the leased vehicles is not consummated at Closing, Purchaser shall provide Seller with proof of insurance covering the use of such vehicles at Closing, which proof shall include a certificate of insurance naming Seller as an additional insured and showing non-owner coverage as primary coverage.

         R. CFC COMPLIANCE. Purchaser represents, covenants, and certifies that it is aware of and shall comply with the United States Environmental Protection Agency regulations set forth in 40 CFR ss.82.154, as amended, relating to the purchase of refrigerants after November 14, 1994, and that any Class I or Class II substances purchased pursuant to this Agreement shall be purchased only for eventual resale to certified technicians or to appliance manufacturers or, if charged into existing appliances, shall only be charged into the appliances by certified technicians.

VII.

                                     CLOSING

         A. CLOSING. A closing of the transactions contemplated by this Agreement (the "Closing") shall be held on or before March 24, 1997 (or if later within three (3) Business

Days of the date that all conditions to the Closing have been satisfied or waived), at 10:00 am. at the offices of Foley & Lardner located at 111 N. Orange Avenue, Orlando, Florida 32801 or on or at such other date, time and/or place mutually agreed upon in writing by the parties hereto (the "Closing Date").

         B. CLOSING DELIVERIES. At the Closing,

                  1. the Seller shall deliver or cause to be delivered to the
Purchaser:

                           a. the Instruments of Conveyance required by SECTION
1.3;

                           b. a certificate, certified by an assistant secretary
of Seller, as to the resolutions adopted by the directors of the Seller in connection with this Agreement and the incumbency of certain authorized representatives of the Seller who shall be signing the Agreement and related documents on behalf of the Business;

                           c. certificates issued by the appropriate
governmental authorities evidencing the good standing, with respect to both the conduct of business and the payment of all franchise taxes, of the Seller as a corporation organized under the laws of the State of Delaware; and

                           d. an opinion of counsel to Seller (addressed to
Purchaser), dated the Closing Date, which may rely on certificates of the officers or other authorized representatives of Seller, certificates issued by Authorities, and/or an opinion from Stephen Bullock, Assistant General Counsel of Seller;

                           e. the Distributor Agreements required by
SECTION 5.5;

                           f. the Non-Competition and Transfer Restriction
Agreement required by SECTION 5.2;

                           g. evidence of any consents to assignment of the
Contracts obtained by Seller; and

                           h. such other certified resolutions, documents and
certificates as are required to be delivered by the Seller pursuant to the provisions of this Agreement.

                  2. The Purchaser shall deliver to the Seller:

                           a. the Purchase Price specified in SECTION 2.2(b);

                           b. the Instruments of Conveyance required by
SECTION 1.3;

                           c. a certificate, by the secretary of the Purchaser,
as to the resolutions adopted by the directors of the Purchaser in connection with this Agreement, and the incumbency of certain officers of the Purchaser;

                           d. certificates issued by the appropriate
governmental authorities evidencing the good standing, with respect to both the conduct of business and the payment of all franchise taxes, of the Purchaser as a corporation organized under the laws of the State of Florida; and

                           e. an opinion of counsel to Purchaser (addressed to
Seller), dated the Closing Date, which may rely on certificates of the officers of Purchaser and/or certificates issued by Authorities;

                           f. the Distributor Agreements required by SECTION
5.5;

                           g. the Non-Competition and Transfer Restriction
Agreement required by SECTION 5.2;

                           h. the Guaranty of Watsco, Inc. required by SECTION
5.14;

                           i. evidence of any consents to assignment of the
Contracts obtained by Purchaser;

                           j. written evidence that all waiting periods
applicable to the consummation of the transactions contemplated hereby under the HSR Act have expired or terminated;

                           k. if Purchaser is exercising its right to purchase
the leased vehicles pursuant to SECTION 5.17 hereof, payment in full of the amount necessary to purchase the vehicles from the lessor, including any tax, title, license and other fees imposed in connection with the sale, or the appropriate certificate of insurance covering the use of such vehicles by Purchaser on and after the Closing Date; and

                           l. such other certified resolutions, documents and
certificates as are required to be delivered by the Purchaser pursuant to the provisions of this Agreement.

VIII.

                       SURVIVAL OF TERMS; INDEMNIFICATION

         A. SURVIVAL. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing; provided, however, that (a) the agreements and covenants (other than the indemnification provisions set forth in this ARTICLE VII and the representations and warranties, which shall survive as provided below) set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; (b) the Tax indemnification agreements provided in SECTION 7.2 shall survive and continue until the expiration of the applicable statute of limitations; (c) the environmental indemnification agreements provided in SECTION 7.2 shall survive and continue with respect to each property leased by Seller pursuant to the Real Property Leases until the expiration of the current term specified under each such Real Property Lease;
(d) the representations and warranties with respect to title to the Assets of the Seller in SECTION 3.9 hereof shall continue and survive without limitation; and (e) all other representations and warranties, and the agreements of the Sellers and the Purchaser to indemnify each other set forth in this ARTICLE VII, shall survive and continue until, and all Claims with respect thereto shall be made prior to, April 15, 1998, except for representations, warranties and indemnities for which an indemnification Claim shall be pending as of April 15, 1998, in which event such indemnities shall survive with respect to such Claim until the final disposition thereof.

         B. INDEMNIFICATION BY THE SELLER. Subject to this ARTICLE VII, the Purchaser and its officers, directors, employees, shareholders, partners, representatives and agents shall be indemnified and held harmless by the Seller against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, claim, demand, action or cause of action, assessment, Tax, cost or expense (including, without limitation, all interest penalties and fees and expenses of counsel) (collectively, the "Losses") resulting from, or in respect of, any of the following (collectively, the "Indemnifiable Claims"):

                  1. A material misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of the Seller under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any material misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Seller hereunder; provided, however, that Purchaser's sole remedy for a material breach of any representation or warranty hereunder shall be limited to seeking indemnification hereunder for actual monetary damages sustained by Purchaser as a direct result of such breach and Purchaser shall have no other remedies, at law or in equity;

                  2. Liabilities of the Seller existing prior to the Closing Date which are not (i) reflected and reserved against in the financial statements of the Business, or (ii) otherwise adequately disclosed in this Agreement or the schedules or exhibits thereto, or (iii)

Assumed Liabilities; provided, however, that Seller shall not be required to indemnify Purchaser for any undisclosed liability if Purchaser has assumed the benefit of or received value in connection with any such liability;

                  3. Tax liabilities of Seller, together with any interest or penalties thereon or related thereto, through the Closing Date which are imposed on Purchaser under theories of successor liability, excluding any Tax liability arising out of or in conection with the transaction described in this Agreement;

                  4. Environmental liabilities imposed by any Authority relating to any of the properties of the Business leased pursuant to the Real Property Leases, including any interest or penalties thereon or related thereto, which liabilities arise out of or relate to occurrences prior to the Closing Date, but excluding any amount for which there is an adequate accrual and reserve on the financial statements of the Business; and

                  5. Any other Claims arising out of or relating to occurrences in connection with the conduct and operation of the Business prior to the Closing Date, other than liabilities and obligations of the Business arising in the ordinary course and relating to the purchase and sale of products, whenever incurred or accrued.

         C. LIMITATION. Notwithstanding SECTION 7.2:

                  1. There shall be no liability of Seller for indemnification under SECTION 7.2 hereof unless, and solely to the extent that, the aggregate amount of all Indemnifiable Claims exceed $250,000 (the "Indemnification Threshold"), and then only to the extent such Indemnifiable Claims exceed the Indemnification Threshold; provided, however, that the Seller's liability for indemnification shall not be subject to the Indemnification Threshold in connection with (i) indemnification liabilities arising out of any material breach of the representations and warranties made by the Seller in Sections 3.1, 3.2, 3.9 and 3.13 hereof, and (ii) indemnification liabilities arising pursuant to Sections 7.2(c) and 7.2(d) hereof.

                  2. In no event shall Seller's obligations and liabilities under SECTION 7.2 hereof exceed the Purchase Price, as adjusted pursuant to
SECTION 2.3 hereof.

         D. INDEMNIFICATION BY THE PURCHASER. Subject to this ARTICLE VII, the Seller and its officers, directors, employees, shareholders, partners, representatives and agents shall be indemnified and held harmless by the Purchaser against and in respect of any and all Losses resulting from, or in respect of, any of the following (collectively, the "Indemnifiable Claims"):

                  1. A material misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of the Purchaser under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement, or from any material misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Purchaser hereunder;

                  2. Claims arising out of or relating to the Assumed
Liabilities;

                  3. Claims arising out of or relating to the operation of the Business on and after the Closing Date;

                  4. Changes by Purchaser on and after the Closing Date in the level of benefits, severance pay plans and level of salary, wages and sundry compensation practices for employees of the Business hired by Purchaser;

                  5. Claims against Seller by any person arising out of or relating to any Claim of discrimination or other wrongful failure to hire of any employee of the Business on or after the Closing Date;

                  6. Tax liabilities arising out of or in connection with the transaction described in this Agreement, including, without limitation, all sales, use, recordation, documentary taxes and fees and other transfer taxes imposed by any Authority, and any penalties, fines, additions to tax and/or interest imposed by any Authority in connection with such Taxes, but excluding any income taxes of Seller arising out of or in connection with this Agreement; and

                  7. Claims arising out of or relating to the leased vehicles used in connection with the Business on and after the Closing Date.

         E. THIRD-PARTY CLAIMS.

                  1. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to Indemnifiable Claims asserted by third parties. Promptly after receipt by the party or parties seeking indemnification hereunder (hereinafter referred to as the "indemnitee") of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (b) any action or the assertion (whether by legal process or otherwise) of any Claim by an indemnitee against which Claim the other party or parties to this Agreement (hereinafter referred to as the "indemnitor") is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a Claim thereon is to be, or may be, made against the indemnitor, notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such Claim, process and all legal pleadings. The indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The indemnitor shall have the right to assume the defense of such action unless (w) such action may result in injunctions or other equitable remedies in respect of the indemnitee or its business; (x) such action may result in liabilities which, taken with other then existing Claims under this ARTICLE VII, would not be fully indemnified hereunder; (y) such action may have an adverse impact on the business or financial condition of the indemnitee after the Closing Date (including, without limitation, an effect on the Tax liabilities, earnings or ongoing business relationships of the indemnitee); or (z) there are defenses available to the indemnitee which are in conflict with those available to the indemnitor. The indemnitor and the indemnitee shall cooperate in the defense of such Claims. In the case that the indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the indemnitee shall make available to the indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner. If the indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including, without limitation, legal fees and expenses) incurred by such indemnitee in connection with such obligation or liability subject to this
ARTICLE VII.

                  2. Prior to paying or settling any Claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree holding the indemnitee liable on such claim or failing such judgment or decree, and must first receive the written approval of the terms and conditions of such settlement from the indemnitor. An indemnitor shall have the right to settle any Claim against the indemnitee, subject to the prior written approval of the indemnitee, which approval shall not be unreasonably withheld.

                  3. An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee unless (a) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or Claim, (b) the indemnitor shall not have employed, or is prohibited under this SECTION 7.5 from employing, counsel in the defense of such action or Claim, or (c) such indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the indemnitor.

         F. ASSISTANCE BY PURCHASER. In the event any Claim relating to the Business or Assets arises after the Closing Date and constitutes a Claim for which Purchaser is not otherwise obligated to indemnify Seller under this Agreement, Purchaser shall, on reasonable notice, fully cooperate, assist and cause its employees to fully cooperate and assist Seller in defending such Claim. Such cooperation and assistance shall include providing personnel to assist in the production of documents and to participate in consultations, depositions and trial to the same extent as they would if Purchaser was a party to or responsible for the dispute in question. Seller shall pay Purchaser for all out-of-pocket expenses incurred by its employees solely for the purposes of providing the cooperation and assistance required under the foregoing provisions, such as travel expenses and an allocated amount of the salary of Purchaser's employees reflecting time spent providing such cooperation and assistance. Purchaser shall use its best efforts and cause its employees to use their best efforts to preserve any attorney-client privilege which may exist with respect to such assistance. Purchaser shall cooperate and timely assist Seller in obtaining information for various authorities, including such information needed for accounting and tax workbooks, responses to audit requests, other filings to tax authorities, and other information necessary to comply with applicable Regulations. Seller shall reimburse Purchaser for reasonable out-of-pocket expenses actually incurred by Purchaser solely for purposes of providing the cooperation and assistance required hereunder.

IX.

                            MISCELLANEOUS PROVISIONS

         A. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by the Seller and the Purchaser.

         B. ENTIRE AMENDMENT. This Agreement, including the schedules and exhibits hereto and the documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         C. CERTAIN DEFINITIONS.

                  1. As used in this Agreement, the following terms shall have the meanings set forth below:

         "AFFILIATE" means, with regard to any Person, (i) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (ii) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent (5%) or more of the equity or voting securities, or (iii) any Person that possesses, of record or beneficially, five percent (5%) or more of the combined voting rights for all classes of equity securities of such Person.

         "AUTHORITY" means any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

         "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in Miami, Florida are authorized or obligated by law or executive order to close.

         "CLAIM" means any written claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

         "GAAP" means generally accepted accounting principles, applied on a consistent basis.

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "LIEN" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, easement, restriction or interest of another Person of any kind or nature.

         "MATERIAL ADVERSE EFFECT" means any circumstances, state of facts or matters which has, or might reasonably be expected to have, a material adverse effect on the operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects of the Business, in the aggregate.

         "ORDER" means any decree, judgment, award, order, consent decree, settlement agreement, injunction, rule, or consent of or by an Authority.

         "PERSON" means any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, Authority or natural person.

         "REGULATION" means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

         D. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid or by overnight receipted courier service:

                  1. If to the Seller, to:

                           Carrier Corporation
                           Carrier Parkway
                           P.O. Box 4800
                           Syracuse, New York 13221
                           Attention: Steve Bullock, Esq.

                           with a copy to:

                           Foley & Lardner
                           111 N. Orange Avenue, Suite 1800
                           P.O. Box 2193
                           Orlando, Florida  32802-2193
                           Attention: John A. Sanders, Esq.

or to such other person or address as the Sellers shall furnish by notice to the Purchaser in writing.

                  2. If to the Purchaser to:

                           CP Distributors Inc.
                           2665 South Bayshore Drive Suite 901
                           Miami, Florida 33133
                           Attention: Mr. Albert H. Nahmad

                           with a copy to:
                           Greenberg, Traurig, Hoffman,
                           Lipoff, Rosen & Quentel, P.A.
                           1221 Brickell Avenue
                           Miami, Florida 33131
                           Attention: Martin Kalb, Esq.

or to such other person or address as the Purchaser shall furnish by notice to the Sellers in writing.

         E. WAIVER OF COMPLIANCE, CONSENTS. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         F. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign its rights, interests and obligations hereunder to any wholly owned Subsidiary, and may grant Liens or security interests in respect of its rights and interests hereunder without the prior approval of the Seller.

         G. GOVERNING LAW. The Agreement shall be governed by the internal laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance.

         H. CONSENT TO JURISDICTION; SERVICE OF PROCESS. In the event the Purchaser shall bring a legal action against Seller in connection with any Claim arising out of or relating to this Agreement and the transactions contemplated hereby, Purchaser shall file such action in the state or federal courts located in Onondaga County, New York. In the event the Seller shall bring a legal action against Purchaser in connection with any Claim arising out of or relating to this Agreement and the transactions contemplated hereby, Seller shall file such action in the state or federal courts located in Dade County, Florida. Each party irrevocably submits to the jurisdictions set forth above and hereby agrees not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

         I. INJUNCTIVE RELIEF. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         J. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         K. HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         L. BINDING EFFECT. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

         M. DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         N. SEVERABILITY. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         O. EXPENSES. All fees, costs and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses.

         P. ATTORNEYS' FEES. If any legal action is brought for the enforcement of any of the provisions of this Agreement, the prevailing party or parties shall be entitled to recover from the other party or parties, upon final judgment on the merits, reasonable attorneys' fees, court costs and all other costs and expenses incurred in bringing such action (including, without limitation, attorneys' fees incurred at trial, during any appeal or during negotiations).

         Q. EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement are attached hereto and incorporated herein by this reference and made a part hereof. Disclosure of a specific item in any one Schedule shall be deemed to be a disclosure for all purposes to which such disclosure relates, whether or not disclosed in each and every

Schedule hereto.

         R. TRANSFER TAXES. The Purchaser shall bear the expense of, and shall pay, any and all sales, use, recordation, documentary taxes and fees and other transfer taxes arising out of or in connection with this transaction and shall execute and deliver to Seller such certificates of resale or similar documentation to support available exemptions from tax in the form and substance reasonable satisfactory to Seller.

         S. BULK SALES. The Purchaser and the Seller acknowledge that the Seller does not intend to comply with the Bulk Sale Acts of Iowa, Kansas, Missouri, Nebraska or South Dakota in connection with the transaction contemplated by this Agreement. The Seller hereby agrees to indemnify and hold the Purchaser harmless from and against any loss, damage, liability or expense resulting from the Seller's failure to comply with said Acts.

                            [Signature page follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                     CP DISTRIBUTORS INC., a
                                                     Florida corporation

                                                     By: /s/ Barry Logan
                                                         ----------------------
                                                     Name:   Barry Logan
                                                     Title:  President

                                                     CARRIER CORPORATION, a
                                                     Delaware Corporation

                                                     By: /s/ Charles Figueroa
                                                         ----------------------
                                                     Name:   Charles Figueroa
                                                     Title:  Vice-President